Exhibit 99.1

Information Analysis Releases Second Quarter 2021 Results Highlighted by Increase in Higher Margin Professional Fee Business

Completed Key Acquisition of Tellenger, Inc.

FAIRFAX, VA, August 16, 2021 – Information Analysis Incorporated (OTCQB: IAIC) (“IAI”) today reported its results for the second quarter and six months ended June 30, 2021, which were highlighted by a significant expansion in professional fee revenues, bottom-line profitability, and the successful closing of the acquisition of Tellenger.

Second Quarter 2021 Financial Highlights (all comparisons to prior year period unless otherwise noted)

●	Professional fees increased to $3.3 million up from $1 million.
●	Gross margin improved significantly, increasing to 20.2% compared with 8.1%; higher-margin professional fees accounted for 70.3% of revenues.
●	Net income of $43,157, compared with a net loss of $(34,620).
●	Adjusted EBITDA[1] of $342,428, compared with $(32,356).
●	Secured financing consisting of a $1 million term loan and a $1 million revolving credit line.

Six Months 2021 Financial Highlights (all comparisons to prior year period unless otherwise noted)

●	Total revenues increased to $8.2 million, compared with $6.9 million.
●	Professional fees increased to $5.8 million up from $1.8 million
●	Gross margin improved significantly, increasing to 24.2%, compared with 9.7%; higher-margin professional fees accounted for 70.8% of revenues.
●	Net income of $313,972, compared with a net loss of $(160,789).
●	Adjusted EBITDA of $750,422, compared with $(158,095).

1 Please see non-GAAP reconciliation on page 8

IAI CEO Stan Reese commented, “Our second quarter was highlighted by very strong growth in professional fees. This is our highest margin revenue stream and the favorable mix shift in the quarter resulted in gross margin of 20.2%, compared with 8.1% a year ago. That allowed us to report a profitable quarter despite an increase in SG&A expense which was due in part to the closing of our acquisition of Tellenger in April. The integration of our two businesses has been seamless to date, and IAI is already seeing a meaningful expansion in our sales opportunities. Tellenger brought us added capabilities along with several key high-level clearances, allowing IAI to bid on previously unavailable government contracts.”

Mr. Reese continued, “We have aggressive growth plans for IAI and we have been investing in the resources needed to drive and support those plans through both operational and managerial improvements. The new members of our Board are providing new avenues for potential growth as a result of their industry connections and relationships. We have also added proven sales leadership to leverage and capitalize on those relationships, while solidifying our corporate infrastructure so we can properly manage that growth. While those costs added to our SG&A expense in the near term, we are very confident that those investments will yield a substantial return in the form of substantial growth, both organic and through additional acquisitions.”

Total Revenues

Three and six-month revenues benefited from IAI’s SBA 7a modernization contract, which began in June 2020. The contract is expected to run through May 2027, providing a relatively stable level of professional fees revenues throughout its duration.

Total revenue was $4.7 million for the second quarter ended June 30, 2021, compared with $4.8 million in the prior year quarter. Professional fees increased $2.4 million, or 258.5%, while software sales revenue decreased almost $2.5 million, or 63.9%. The decrease in software revenue in 2021 versus the same period in 2020 is due to the non-recurring nature of software sales transactions, as well as the timing of recurring orders.

Gross Profit / Margin

Gross profit increased $566,912, or 145.7%, to $955,928, in the second quarter of 2021 over the second quarter of 2020, due to the increase in the revenue generated from professional fees. Overall gross profit margin was 20.2% in 2021, up from 8.1% in 2020, due to the increase in professional fees revenue relative to software sales revenue. Gross profit percentage for professional fees in the second quarter of 2021 was 28.0%, while software sales contributed a gross profit percentage of 1.8%.

Income (Loss) from Operations

Income from operations was $53,979 in the second quarter of 2021 compared to a loss from operations of $(34,450) in 2020.

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology product and services company. The Company is a software conversion specialist, modernizing legacy systems and securely extending their reach to the cloud and more modern platforms.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2020 and in other filings with the Securities and Exchange Commission.

For additional information contact:

Jeremy Hellman, CFA

Vice President

The Equity Group

(212) 836-9626

Matt Sands, CFO

msands@infoa.com

(703) 293-7925

Information Analysis Incorporated

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

	For the three months ended June 30,
	2021	2020
Revenues
Professional fees	$3,328,274	$928,421
Software sales	1,403,687	3,890,974
Total revenues	4,731,961	4,819,395

Cost of revenues
Cost of professional fees	2,397,895	601,672
Cost of software sales	1,378,138	3,828,707
Total cost of revenues	3,776,033	4,430,379

Gross profit	955,928	389,016

Selling, general and administrative expenses	800,137	366,170
Acquisition costs	82,756	-
Commissions expense	19,056	57,296

Income (loss) from operations	53,979	(34,450)

Other expense, net	(10,822)	(170)

Net income (loss)	$43,157	$(34,620)

Comprehensive income (loss)	$43,157	$(34,620)

Net income (loss) per common share - basic	$-	$-

Net income (loss) per common share - diluted	$-	$-

Weighted average common shares outstanding
Basic	11,980,397	11,211,760
Diluted	12,665,267	11,211,760

Information Analysis Incorporated

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

	For the six months ended June 30,
	2021	2020
Revenues
Professional fees	$5,767,533	$1,772,824
Software sales	2,384,008	5,108,327
Total revenues	8,151,541	6,881,151

Cost of revenues
Cost of professional fees	3,865,594	1,181,303
Cost of software sales	2,310,369	5,032,005
Total cost of revenues	6,175,963	6,213,308

Gross profit	1,975,578	667,843

Selling, general and administrative expenses	1,345,800	706,983
Commissions expense	153,643	122,917
Acquisition costs	153,286	-

Income (loss) from operations	322,849	(162,057)

Other (expense) income, net	(8,877)	1,268

Net income (loss)	$313,972	$(160,789)

Comprehensive income (loss)	$313,972	$(160,789)

Net income (loss) per common share - basic	$0.03	$(0.01)

Net income (loss) per common share - diluted	$0.03	$(0.01)

Weighted average common shares outstanding
Basic	11,633,464	11,211,760
Diluted	12,305,182	11,211,760

Information Analysis Incorporated

Condensed Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,532,764	$1,858,160
Accounts receivable	2,097,521	1,442,231
Contract assets	477,268	-
Prepaid expenses and other current assets	138,686	142,770 142,7701
Total current assets	4,246,239	3,443,161

Intangible assets, net of amortization of $43,851 and $0	2,231,149	-
Contract assets - non-current	-	210,688
Right-of-use operating lease asset	297,620	51,405
Property and equipment, net of accumulated depreciation and amortization of $324,442 and $312,320	72,498	62,166
Other assets	5,706	6,281
Total assets	$6,853,212	$3,773,701

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$747,942	$103,646
Revolving line of credit	402,306	- -
Notes payable - current	855,134	93,009
Accrued payroll and related liabilities	571,089	375,168
Commissions payable	256,075	181,626
Other accrued liabilities	116,308	57,399
Contract liabilities	105,884	946,884
Operating lease liability - current	18,008	45,595
Total current liabilities	3,072,746	1,803,327

Note payable - non-current	661,533	356,991
Operating lease liability - non-current	273,906	-
Total liabilities	4,008,185	2,160,318

Stockholders' equity
Common stock, $0.01 par value, 30,000,000 shares authorized, 13,688,306 and 12,904,376 shares issued, 12,045,690 and 11,261,760 shares outstanding as of June 30, 2021, and December 31, 2020, respectively	136,882	129,043
Additional paid-in capital	15,629,898	14,720,065
Accumulated deficit	(11,991,542)	(12,305,514)
Treasury stock, 1,642,616 shares at cost	(930,211)	(930,211)
Total stockholders' equity	2,845,027	1,613,383

Total liabilities and stockholders' equity	$6,853,212	$3,773,701

Non-GAAP Financial Measures

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, net interest expense (income), and taxes, as further adjusted to eliminate the impact of, when applicable, expenses that are unusual or non-recurring that we believe do not reflect our core operating results. and non-cash stock-based compensation. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income (loss) to Adjusted EBITDA, the most comparable GAAP measure, is provided below.

We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net income (loss) to Adjusted EBITDA
	Three months ended June 30,		Six months ended June 30,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$43,157	$(34,620)	$313,972	$(160,789)

Adjustments:
Depreciation	6,739	1,738	12,122	2,986
Amortization	43,851	—	43,851	—
Interest expense (income), net	10,822	170	8,877	(1,098)
Acquisition Costs	82,756	—	153,286	—
Non-cash stock-based compensation	111,862	356	139,573	806
Post-employment agreement	35,500	—	71,000	—
Moving expense	7,741	—	7,741	—
Taxes	—	—	—	—
Adjusted EBITDA	$342,428	$(32,356)	$750,422	$(158,095)